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                                 NETATTACH, INC.
                   1999 STOCK OPTION AND EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the 1999 Stock Option and Equity Incentive Plan(the "Plan") is to provide incentives to attract, retain and selected employees, directors and consultants whose present and potential contributions are important to the success of the NetAttach, Inc., a California corporation (the "Company"), by offering them an opportunity to participate in the Company's future performance through awards of Options, Restricted Stock and Stock Bonuses.

2. Definitions. As used in the Plan, the following terms shall have the following meanings:

       2.1 "Affiliate" means a Parent, Subsidiary or any other corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

       2.2    "Board" means the Board of Directors of the Company.

       2.3    "Code" means the Internal Revenue Code of 1986, as amended.

       2.4 "Administrator" shall mean a committee of the Board which is authorized to administer the Plan under Section 5 (Administration) or, if no committee is appointed, the Board. The Board may also at any time terminate the functions of any committee and reassume all powers and authority previously delegated to such committee.

       2.5 "Corporate Transaction" shall mean (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company and the Equity Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, or (d) any other transaction which qualifies as a "corporate transaction" under
              Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

       2.6 "Disability" means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, or any successor section thereto.

       2.7 "Equity Award" means any award under the Plan, including any Option, Restricted Stock or Stock Bonus.



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       2.8    "Equity Award Agreement" means the signed written agreement between the Company and the Participant setting forth the terms and conditions of an Equity Award. Each Equity Award Agreement shall be subject to the terms and conditions of this Plan.

       2.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       2.10 "Exercise Price" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

       2.11 "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

              a) if such Common Stock is then listed on an established securities exchange or national market system, including without limitation the Nasdaq National Market, the Fair Market Value shall be its last reported sale price on the principal exchange or system on which such Common Stock is listed, or, if no such reported sale takes place on such date, the average of the closing bid and asked prices;

              b) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the Fair Market Value shall be the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal or such other source as the Board deems reliable, for the over-the-counter market; or

              c) if none of the foregoing is applicable, the Fair Market Value shall be determined by the Administrator in good faith and in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

       2.12 "Insider" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

       2.13 "ISO" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

       2.14 "Misconduct" shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Affiliate), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any or Affiliate) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Affiliate) may consider as grounds for the dismissal or discharge of any Participant or other person in the service of the Company (or any Affiliate).

       2.15 "Notice" means notice made in writing by regular mail, nationally recognized overnight courier, hand delivery or similar means, and shall be deemed to have been given three (3) days after deposit, postage prepaid with the U.S. mail, one (1) day after deposit with a nationally recognized overnight courier or immediately upon



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              hand delivery. Notices to any Participant should be addressed as set forth on such Participant's Equity Award Agreement or as such Participant shall designate by written Notice given to the Company, addressed to the attention of the Corporate Secretary of the Company at its principal corporate offices.

       2.16   "NQSO" means an Option that is not an ISO.

       2.17 "Option" means an award of an option to purchase Shares issued pursuant to Section 6 (Options).

       2.18 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Equity Award under the Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       2.19 "Participant" means a person who receives an Equity Award under the Plan.

       2.20 "Purchase Price" means, in the case of Shares issued or to be issued pursuant to the exercise of an Option, the Exercise Price and, in the case of Restricted Stock, the purchase price paid or to be paid by a Participant.

       2.21 "Restricted Stock Award" means an award of Shares issued pursuant to Section 7 (Restricted Stock).

       2.22   "SEC" means the Securities and Exchange Commission.

       2.23   "Securities Act" means the Securities Act of 1933, as amended.

       2.24 "Share" means one share of the Company's Common Stock, as adjusted pursuant to Section 3 (Shares Subject to the Plan) and 11 (Corporate Transactions), and any successor security.

       2.25 "Stock Bonus" means an award of Shares, or cash in lieu of Shares, issued pursuant to Section 8 (Stock Bonuses).

       2.26 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Equity Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       2.27 "Ten Percent Shareholder" means a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company. For purposes of the foregoing, a person shall be deemed to own the stock owned, directly or indirectly, by or for his brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. Stock with respect to which such person holds an option shall not be counted.



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       2.28   "Termination" or "Terminated" means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or an Affiliate of the Company, a Termination shall not be deemed to have occurred solely as a result of (i) the transfer of a Participant from the Company to an Affiliate or vise versa, or from one Affiliate to another, or (ii) a leave of absence of not to exceed twelve (12) months due to sickness, military service, or any other cause duly approved by the Company or (ii) a leave of absence if reinstatement upon the expiration of such leave is guaranteed by contract or statute. The Administrator shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

3.     Shares Subject to the Plan.

       3.1 Number of Shares Available. Subject to Sections 3.2 (Adjustment of Shares) and 11 (Corporate Transactions), the total number of Shares reserved and available for grant and issuance pursuant to the Plan shall be 700,000 Shares. Subject to Sections 3.2 (Adjustment of Shares) and 11 (Corporate Transactions), Shares shall again be available for grant and issuance in connection with future Equity Awards under the Plan that: (a) were subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option, (b) were subject to an Equity Award granted hereunder but are forfeited or are repurchased by the Company at the original Purchase Price, or (c) were subject to an Equity Award that otherwise terminates without Shares being issued.

       3.2 Adjustment of Shares. In the event that the number of outstanding Shares is changed by a stock dividend, dividend in property other than cash that has a material affect on the value of the Shares, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under the Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, (c) the "original Purchase Price" of any Shares subject to a Company right of repurchase at the original issue price, and
              (d) the number of Shares subject to other outstanding Equity Awards shall be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share shall not be issued but shall either be paid in cash at Fair Market Value or shall be rounded up to the nearest Share, as determined by the Administrator.

4. Eligibility. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Equity Awards may be granted to employees, officers, directors, consultants, independent contractors and advisers of the Company or any Affiliate of the Company; provided such consultants, contractors and advisers render bona fide services not in connection with the offer and sale of securities in a capital raising transaction. A person may be granted more than one Equity Award under the Plan.

5.     Administration.



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       5.1    Administrator Authority. The Plan shall be administered by the
              Administrator or the Board acting as the Administrator. Subject to the general purposes, terms and conditions of the Plan, and to the direction of the Board, the Administrator shall have full power to implement and carry out the Plan. The Administrator shall have the authority to:

              a) construe and interpret the Plan, any Equity Award Agreement and any other agreement or document executed pursuant to the Plan;

              b) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan

              c) prescribe, amend and rescind rules and regulations relating to the Plan;

              d)     select persons to receive Equity Awards;

              e) determine the timing, form and terms of Equity Awards (which need not be identical), including the vesting, exercisability and payment of Equity Awards;

              f) determine the number of Shares or other consideration subject to Equity Awards;

              g) determine the Fair Market Value of Shares subject to Equity Awards;

              h) determine whether Equity Awards will be granted singly, in combination, in tandem with, in replacement of, or as alternatives to, other Equity Awards under the Plan or any other incentive or compensation plan of the Company or any Affiliate of the Company;

              i)     grant waivers of Plan or Equity Award conditions;

              j) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Equity Award or any Equity Award Agreement;

              k) amend or terminate (with the consent of the Participant) any outstanding Equity Award Agreement, including without limitation, deferring (with the consent of Participant) or accelerating (i) the exercise date(s) of any Option Equity Award or (ii) the date(s) on which any restriction applicable to any Restricted Stock Award shall lapse;

              l)     determine whether an Equity Award has been earned; and

              m) make all other determinations necessary or advisable for the administration of the Plan.

       5.2 Administrator Discretion. Any determination, interpretation or other action made by the Administrator with respect to the Plan or any Equity Award shall be made in its sole discretion at the time of grant of the Equity Award or, unless in contravention of any express terms of the Plan or Equity Award, at any later time, and such determination shall be final and binding on the Company, all Participants and all



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              persons deriving their rights from Participants. No member of the
              Board or any committee acting as the Administrator shall be liable for any action that he or she has taken or has failed to take in good faith with respect to the Plan or any Equity Award.

       5.3 Exchange Act Requirements. If the Company is subject to the Exchange Act, the Company will take appropriate steps to comply with the disinterested administration requirements of Section 16(b) of the Exchange Act, including but not limited to, the appointment by the Board of a committee to act as Administrator, which committee shall consist of not less than two persons (who are members of the Board), each of whom is a disinterested person as defined Rule 16 b3(c)(2)(i) (and any successor regulation thereto) as promulgated by the SEC under Section 16(b) of the Exchange Act, as such rule is amended from time to time and as interpreted by the SEC.

6. Options. The Administrator may grant Options to eligible persons and shall determine whether such Options shall be ISOs or NQSOs the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

       6.1 Form of Option Grant. Each Option granted under the Plan shall be evidenced by an Equity Award Agreement which shall expressly identify the Option as an ISO or NQSO ("Stock Option Agreement"), and be in such form and contain such provisions (which need not be the same for each Participant) as the Administrator shall from time to time approve, and which shall comply with and be subject to the terms and conditions of the Plan.

       6.2 Date of Grant. The date of grant of an Option shall be the date on which the Administrator makes the determination to grant such Option, unless otherwise specified by the Administrator. The Administrator may approve the grant of Options under this Plan to persons who are expected to become employees, directors or consultants of the Company, but are not employees, directors or consultants at the date the Administrator makes the determination to grant such Option. In such cases, the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment or consulting relationship forming the basis for such grant, and, in addition, satisfies all requirements of this Plan for Options granted on that date. The Stock Option Agreement and a copy of the Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

       6.3 Exercise Period. Options shall be exercisable within the times or upon the events determined by the Administrator as set forth in the Stock Option Agreement; subject to the following restrictions:

              a) the right to exercise an Option must vest at the rate of at least 25% per year over four years from the date such Option was granted; provided that such limitation shall not apply to Participants who are officers, non-employee Board members or consultants (within the meaning of Section
                     260.140.41 of Title 10 of the California Code of Regulations) of the Company or an Affiliate;



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              b)     if the optionee is a director or officer, as those terms
                     are used in Section 16 of the Exchange Act, such Option may not be exercisable, in whole or in part, at any time prior to the six-month anniversary of the date of Option grant, unless the Administrator determines that the foregoing provision is not necessary to comply with the provisions of Rule 16b-3 or that Rule 16b-3 is not applicable to the Plan;

              c)     no Option, shall be exercisable after the expiration of ten
                     (10) years from the date the Option is granted, and no Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years from the date the Option is granted.

       6.4 Exercise Price. The Exercise Price shall be determined by the Administrator when the Option is granted and may be not less than 85% of the Fair Market Value of the Shares on the date of grant; provided that (i) the Exercise Price of an ISO shall be not less than 100% of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 9.1 (Payment for Share Purchases) of the Plan.

       6.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Administrator (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding Participant's investment intent and access to information, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

       6.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option shall always be subject to the following:

              a) If the Participant is Terminated for any reason except death, Disability or Misconduct, then Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter time period as may be specified in the Stock Option Agreement), but in any event, no later than the expiration date of the Options.

              b) If the Participant is Terminated because of death or Disability (or the Participant dies within three (3) months of such any Termination other than for Misconduct), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter time period as may be specified in the Stock Option Agreement), but in any event no later than the expiration date of the Options.



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                  c)       If the Participant is Terminated because of
                           Misconduct, then all outstanding Options held by the Participant shall terminate immediately and cease to be outstanding.

         6.7 Limitations on Exercise. The Administrator may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

         6.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Affiliate of the Company) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in such calendar year shall be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year shall be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of the Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated herein and shall apply to any Options granted after the effective date of such amendment.

         6.9 Modification, Extension or Renewal. The Administrator may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of Participant, impair any of Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code. The Administrator may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 6.4 (Exercise Price) of the Plan for Options granted on the date the action is taken to reduce the Exercise Price.

         6.10 No Disqualification. Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

7. Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Administrator shall determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions to which the Shares shall be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

         7.1 Form of Restricted Stock Award. All purchases under a Restricted Stock Award made pursuant to the Plan shall be evidenced by an Equity Award Agreement ("Restricted Stock Purchase Agreement") that shall be in such form (which need not



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              be the same for each Participant) as the Administrator shall from time to time approve, and shall comply with and be subject to the terms and conditions of the Plan. The offer of the Restricted Stock shall be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date of the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company within thirty (30) days, then the offer shall terminate, unless otherwise determined by the Administrator.

       7.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award shall be determined by the Administrator and shall be at least 85% of the Fair Market Value of the Shares on the date the Restricted Stock Award is granted, except in the case of a sale to a Ten Percent Shareholder, in which case the Purchase Price shall be 100% of the Fair Market Value. Payment of the Purchase Price may be made in accordance with Section 9.1 (Payment for Share Purchases) of the Plan.

8.     Stock Bonuses.

       8.1 Awards of Stock Bonuses. A Stock Bonus is an award of Shares (which may consist of Restricted Stock) for services rendered to the Company or any Affiliate of the Company. A Stock Bonus may be awarded for past services already rendered to the Company, or any Affiliate of the Company pursuant to an Equity Award Agreement (the "Stock Bonus Agreement") that shall be in such form (which need not be the same for each Participant) as the Administrator shall from time to time approve, and shall comply with and be subject to the terms and conditions of the Plan. A Stock Bonus may be awarded upon satisfaction of such performance goals as are set out in advance in Participant's individual Equity Award Agreement (the "Performance Stock Bonus Agreement") that shall be in such form (which need not be the same for each Participant) as the Administrator shall from time to time approve, and shall comply with and be subject to the terms and conditions of the Plan. Stock Bonuses may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company or Affiliate and/or individual performance factors or upon such other criteria as the Administrator may determine. Any performance based Stock Bonuses must vest at a rate of at least 25% per year over four years from the date such Stock Bonus was granted except that such limitation shall not apply to Participants who are officers, non-employee Board members or consultants (within the meaning of Section 260.140.41 of Title 10 of the California Code of Regulations) of the Company or an Affiliate.

       8.2 Terms of Stock Bonuses. The Administrator shall determine the number of Shares to be awarded to the Participant and whether such Shares shall be Restricted Stock. If the Stock Bonus is being earned upon the satisfaction of performance goals pursuant to a Performance Stock Bonus Agreement, then the Administrator shall determine; (a) the nature, length and starting date of any period during which performance is to be measured (the "Performance Period") for each Stock Bonus; (b) the performance goals and criteria to be used to measure the performance, if any; (c) the number of Shares that may be awarded to the Participant; and (d) the extent to which such Stock Bonuses have been earned. Performance Periods may



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              overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Administrator. The Administrator may adjust the performance goals applicable to the Stock Bonuses to take into account changes in law and accounting or tax rules and to make such adjustments as the Administrator deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

       8.3 Form of Payment. The earned portion of a Stock Bonus may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Administrator may determine. Payment may be made in the form of cash, whole Shares, including Restricted Stock, or a combination thereof, either in a lump sum payment or in installments, all as the Administrator shall determine.

       8.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason other than Misconduct, then such Participant shall be entitled to payment (whether in Shares, cash or otherwise) with respect to the Stock Bonus only to the extent earned as of the date of Termination in accordance with the Performance Stock Bonus Agreement, unless the Administrator shall determine otherwise.

9.     Payment; Taxes.

       9.1 Payment for Share Purchases. Payment for Shares purchased pursuant to the Plan may be made

              a)     in cash (by check);

              b) at the discretion of the Administrator at the time of the Equity Award grant and where permitted by law:

                     (i) by cancellation of indebtedness of the Company to the Participant;

                     (ii) by surrender of Shares already owned by the Participant or the Participant's representative for any time period specified by the Administrator, which have been paid for within the meaning of SEC Rule 144, and which are surrendered to the Company in good form for transfer; provided, however, that if a Participant has purchased Shares by delivery of Common Stock, the Participant may not, within six months following such purchase, purchase additional Shares under this Plan by delivery of such Shares. Shares surrendered hereunder shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan;

                     (iii) by delivery of a full recourse promissory note executed by the Participant bearing an interest rate and having such other terms and conditions as shall be approved by the Administrator; provided that the Administrator may require that the Participant pledge his or her

                            Shares to the Company for the purpose of securing the payment of such note and in no event shall the stock certificate(s) representing such Shares be released to the Participant until such note is paid in full.

                     (iv) by waiver of compensation due or accrued to Participant for services rendered;

                     (v) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's Stock exists: (1) through a "same day sale" committment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or (2) through a "margin" commitment from Participant and an NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or

                     (vi) by any other consideration and method of payment to the extent permitted under Sections 408 and 409 of the California General Corporation Law; or

              c)     by any combination of the foregoing.

       9.2 Withholding Taxes. The Company may require that a Participant to whom an Equity Award is granted satisfy, prior to delivery of a certificate representing Shares, any federal, state or local income, employment or other tax withholding obligation relating to the exercise or acquisition of stock under an Equity Award by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Equity Award; or (3) delivering to the Company owned and unencumbered shares of Common Stock, having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Whenever, under the Plan, payments in satisfaction of Equity Awards are to be made in cash, such payment shall be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements. All elections by a Participant to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

              a)     the election must be made on or prior to the applicable Tax
                     Date;

              b) once made, then except as provided below, the election shall be irrevocable as to the particular Shares as to which the election is made;

              c) all elections shall be subject to the consent or disapproval of the Administrator;

              d) if the Participant is an Insider and if the Company is subject to Section 16(b) of the Exchange Act: (i) the election may not be made within six (6) months of the date of grant of the Equity Award except as otherwise permitted by SEC Rule 16b3(e) under the Exchange Act, and (ii) either
                     (A) the election to use stock withholding must be irrevocably made at least six (6) months prior to the Tax Date (although such election may be revoked at any time at least six (6) months prior to the Tax Date) or (B) the exercise of the Option or election to use stock withholding must be made in the ten (10) day period beginning on the third day following the release of the Company's quarterly or annual summary statement of sales or earnings; and

              e) in the event that the Tax Date is deferred until six (6) months after the delivery of Shares under Section 83(b) of the Code, the Participant shall receive certificates representing the full number of Shares with respect to which the exercise occurs, but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

10.    Restrictions on Shares.

       10.1 Restrictions Imposed at Discretion of Administrator. At the discretion of the Administrator, the Company may reserve to itself and/or its assignee(s) in the Equity Award Agreement (a) a right of first refusal to purchase all Shares that a Participant (or a subsequent transferee) may propose to transfer to a third party and/or (b) a right to repurchase a portion of or all Shares held by a Participant following such Participant's Termination at any time within ninety (90) days after the later of Participant's Termination Date and the date Participant purchases Shares under the Plan, for cash or cancellation of purchase money indebtedness, at: (A) with respect to Shares that are "vested" (as defined in the Equity Award Agreement), the Fair Market Value of such Shares on Participant's Termination Date, provided, that such right of repurchase (i) must be exercised as to all such "vested" Shares unless a Participant consents to the Company's repurchase of only a portion of such "Vested" Shares and (ii) terminates when the Company's securities become publicly traded; or (B) with respect to Shares that are not "vested" (as defined in the Equity Award Agreement), at the Participant's original Purchase Price or such higher price as determined by the Administrator. Notwithstanding the foregoing, the right to repurchase at the original Purchase Price must lapse at the rate of at least 20% per year over 5 years from the date the Shares were purchased (or from the date of grant of the Option in the case of Shares obtained pursuant to a Stock Option Agreement and Stock Option Exercise Agreement); except that such limitation shall not apply to Participants who are officers, non-employee Board members or consultants (within the meaning of Section 260.140.41 of Title 10 of the California Code of Regulations) of the Company or any Affiliate.

       10.2 Escrow, Pledge of Shares. To enforce any restrictions on a Participant's Shares, the Administrator may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Administrator, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Administrator may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under the Plan shall be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Administrator may require or accept other additional forms of collateral to secure the payment of such obligation and, in any event, the Company shall have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant shall be required to execute and deliver a written pledge agreement in such from as the Administrator shall from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

11.    Corporate Transactions.

       11.1 Assumption or Replacement of Equity Awards by Successor; Acceleration. In the event of In the event of a Corporate
              Transaction:

              a) The successor corporation (if any) may assume or replace any or all outstanding Equity Awards, which assumption or replacement shall be binding on all Participants;

              b) The successor corporation (if any) may substitute equivalent Equity Awards or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Equity Awards);

              c) The successor corporation (if any) may issue, in place of outstanding Shares of the Company held by the Participant substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant; or

              d) In the event such successor corporation (if any) fails or refuses to take any of the foregoing actions, the Company shall provide to the holders of such Stock Awards at least fifteen (15) business days prior to the closing or occurrence of such Corporate Transaction Notice that the vesting of such Equity Awards shall be accelerated (including without limitation acceleration of the time during which any Option may be exercised and acceleration of the expiration of any Company right to repurchase Shares at the original Purchase Price), effective immediately, and the Equity Awards shall terminate if not exercised (if applicable) at or immediately prior to the closing or occurrence of such Corporate Transaction.

       11.2 Administrator Discretion to Accelerate. Section 11.1 (Assumption or Replacement of Equity Awards by Successor; Acceleration) shall not be interpreted to deprive the Administrator of discretion, exercisable at the time an Equity Award is granted or at any time while the Equity Award remains outstanding, to provide for the automatic acceleration of vesting (including without limitation acceleration of the time during which any Option may be exercised and acceleration of the expiration of any Company right to repurchase Shares at the original Purchase Price) and/or extension of the exercise period of any Equity Awards which are assumed or replaced in a Corporate Transaction and do not otherwise accelerate at that time, in the event a Participant's status as an officer, director, employee or consultant to the Company is terminated following the effective date of such Corporate Transaction. Any Options so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the Option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination.

       11.3 Other Treatment of Equity Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this
              Section 11 (Corporate Transactions), in the event of the occurrence of any transaction described in Section 11.1 (Assumption or Replacement of Equity Awards by Successor; Acceleration), any outstanding Equity Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction."

       11.4 Assumption of Equity Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Equity Award under the Plan in substitution of such other company's award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Equity Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Equity Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

12.    Adoption, Term, Amendment

       12.1 Adoption and Shareholder Approval. The Plan shall become effective on the date that it is adopted by the Board (the "Effective Date"). The Plan shall be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), within twelve (12) months before or after the Effective Date. Upon the Effective Date, the Board may grant Equity Awards pursuant to the Plan; provided, however, that: (a) no Option may be exercised prior to initial shareholder approval of the Plan; (b) no Option granted pursuant to an increase in the number of Shares approved by the Board shall be exercised prior to the time such increase has been approved by the shareholders of the Company; and (c) in the event that shareholder approval is not obtained within the time period provided herein, all Equity Awards granted hereunder shall be cancelled, any shares issued pursuant to any Equity Award shall be cancelled and any purchase of Shares hereunder shall be rescinded.

       12.2 Term of Plan. The Plan will terminate ten (10) years from the Effective Date or, if earlier, ------------ the date of shareholder approval.

       12.3 Amendment or Termination of Plan. The Board may at any time terminate or amend the Plan in any respect, including without limitation amendment of any form of Equity Award Agreement or instrument to be executed pursuant to the Plan; provided, however, that the Board shall not, without the approval of the shareholders of the Company, amend the Plan in any manner that requires such shareholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans or pursuant to the Exchange Act or Rule 16b-3 (or its successor), as amended, thereunder.

13.    Miscellaneous.

       13.1   Privileges of Stock Ownership.

              a) Voting and Dividends. No Participant shall have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant shall be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company shall be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant shall have no right to retain such stock dividends or stock distributions with respect to Shares that are later repurchased at the Participant's original Purchase Price pursuant to Section 10 (Restrictions on Shares).

              b) Financial Statements. The Company shall provide financial statements, as required by Section 260.140.46 of Title10 of the California Code of Regulations, to each Participant prior to such Participant's purchase of Shares under the Plan, and to each Participant annually during the period such Participant has Equity Awards outstanding; provided, however, the Company shall not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

       13.2 Transferability. Equity Awards granted under the Plan, and any interest therein, shall not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as consistent with the specific Plan and Equity Award Agreement provisions relating thereto. During the lifetime of the Participant an

              Equity Award shall be exercisable only by the Participant, and any elections with respect to an Equity Award, may be made only by the Participant.

       13.3 Certificates. All certificates for Shares or other securities delivered under the Plan shall be subject to such stock transfer orders, legends and other restrictions as the Administrator may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed.

       13.4 Exchange and Buyout of Equity Awards. The Administrator may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Equity Awards in exchange for the surrender and cancellation of any or all outstanding Equity Awards. The Administrator may at any time buy from a Participant an Equity Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Administrator and the Participant shall agree.

       13.5 Regulatory Compliance. An Equity Award shall not be effective unless such Equity Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed, as they are in effect on the date of grant of the Equity Award and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

       13.6 No Right to Continued Employment or Service. Nothing in the Plan or any Equity Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Affiliate of the Company or limit in any way the right of the Company or any Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

       13.7 Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the shareholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

       13.8 Governing Law. The Plan and all agreements, documents and instruments entered into pursuant to the Plan shall be governed by and construed in accordance with the internal laws of the State of California, excluding that body of law pertaining to conflict of law or choice of law.

                                 NETATTACH, INC.
                   1999 STOCK OPTION AND EQUITY INCENTIVE PLAN

                                Table of Contents

1.       Purpose
2.       Definitions
3.       Shares Subject to the Plan
         3.1.     Number of Shares Available
         3.2.     Adjustment of Shares
4.       Eligibility
5.       Administration
         5.1.     Administrator Authority
         5.2.     Administrator Discretion
         5.3.     Exchange Act Requirements
6.       Options
         6.1.     Form of Option Grant
         6.2.     Date of Grant
         6.3.     Exercise Period
         6.4.     Exercise Price
         6.5.     Method of Exercise
         6.6.     Termination
         6.7.     Limitations on Exercise
         6.8.     Limitations on ISOs
         6.9.     Modification, Extension or Renewal
         6.10.    No Disqualification
7.       Restricted Stock
         7.1.     Form of Restricted Stock Award
         7.2.     Purchase Price
8.       Stock Bonuses
         8.1.     Awards of Stock Bonuses
         8.2.     Terms of Stock Bonuses
         8.3.     Form of Payment
         8.4.     Termination During Performance Period
9.       Payment; Taxes
         9.1.     Payment for Share Purchases
         9.2.     Withholding Taxes
10.      Restrictions on Shares
         10.1.    Restrictions Imposed at Discretion of Administrator
         10.2.    Escrow, Pledge of Shares
11.      Corporate Transactions
         11.1.    Assumption or Replacement of Equity Awards by Successor; Acceleration
         11.2.    Administrator Discretion to Accelerate
         11.3.    Other Treatment of Equity Awards
         11.4.    Assumption of Equity Awards by the Company
12.      Adoption, Term, Amendment
         12.1.    Adoption and Shareholder Approval
         12.2.    Term of Plan

         12.3.    Amendment or Termination of Plan
13.      Miscellaneous
         13.1.    Privileges of Stock Ownership
         13.2.    Transferability
         13.3.    Certificates
         13.4.    Exchange and Buyout of Equity Awards
         13.5.    Regulatory Compliance
         13.6.    No Right to Continued Employment or Service
         13.7.    Nonexclusivity of the Plan
         13.8.    Governing Law